Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Allied Nevada Gold Corp. (the “Company”) of our report dated March 16, 2007, relating to the financial statements of Vista Gold Corp. – Nevada exploration properties for the year ended December 31, 2006, included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.  We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, BC, Canada

March 27, 2009